CONDITIONAL EMPLOYMENT AGREEMENT


     CONDITIONAL EMPLOYMENT AGREEMENT (the "Agreement") between ZB Company, Inc. (the "Company"), and Thomas G. Vellios (the "Employee").

     WHEREAS, the Company and Employee anticipate that the Company will acquire the assets of Zany Brainy, Inc. pursuant to the terms of an Asset Purchase Agreement ("APA") executed on or about the date hereof;

     WHEREAS, Employee is currently employed by Zany Brainy, Inc. and expects to be terminated by Zany Brainy, Inc. upon "Closing" as that term is defined in the APA (the "Closing"); and

     WHEREAS, the Company wishes to employ the Employee and the Employee wishes to be employed by the Company on the terms and conditions set forth herein;

     NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

     1. CONDITIONAL AGREEMENT. This Agreement, and the parties rights and obligations contained in it, is conditioned on, and does not become effective until (a) Closing, (b) Employee's execution of a release acceptable to Company, and (c) the occurrence of all conditions necessary to render said release fully effective and enforceable.

     2. TERM. The term of this Agreement shall be for the period commencing at Closing and ending at the close of business on February 1, 2002. Either party may terminate employment hereunder at any time for any reason with or without cause or advance notice, consistent with the terms herein.

     3. DUTIES. During the term of this Agreement, Employee shall hold the title "Co-Chief Executive Officer." Employee shall perform such duties and functions as may be assigned to him from time to time by the Company's Managing Agent or his/her designee consistent with his role as Co-Chief Executive Officer. Employee will devote his full business time and energy to the business and affairs of the Company and will use his best efforts and abilities faithfully and diligently to promote its business interests. The Employee's services will be rendered in accordance with such policies as the Company may establish for the conduct of its employees.

     4. COMPENSATION. The Company shall compensate the Employee as follows:

     (a) Salary. The Employee shall receive an annual salary equal to the annual salary he last received while employed by Zany Brainy, Inc ("Base Salary"). Said salary shall be payable in semi-monthly installments in conformity with the Company's policy relating to its employees generally.

     (b) Benefits. The Employee also shall be entitled to receive all benefits for which he is eligible under the terms of any life and medical insurance policy and any other plans or arrangements, which plans, programs or arrangements the Company may provide for him ("Benefits") from time to time and which shall be similar to those benefits received by other employees in positions comparable to Employee's current position. Benefits shall in all respects be paid in accordance with the then-existing plans, or policies, programs, and/or arrangements establishing or governing such Benefits. The Company reserves the right to add, terminate and/or amend any existing plans, policies, programs and/or arrangements during the term of this Agreement and at any other time. Notwithstanding the foregoing, Company shall offer life, health, and disability insurance benefits that are comparable to the benefits Employee received during his last full month of employment with Zany Brainy, Inc.

     5. RETENTION BONUS. Pursuant to the terms and conditions of the Zany Brainy, Inc. "Severance Pay and Retention Bonus Plan", Employee shall be paid a retention bonus in the amount set forth therein within thirty days after Closing, provided Employee has not previously terminated his employment under
Section 7(b).

     6. TERMINATION OF EMPLOYMENT BY THE COMPANY.

     (a) Death or Disability. In the event Employee dies or becomes permanently disabled during the term of this Agreement or any extension thereof, Employee's employment with the Company and the Company's obligations hereunder shall be deemed to be terminated as of the date of such death or disability. Employee will be deemed to be permanently disabled if he becomes physically or mentally incapable of performing his duties hereunder with reasonable accommodation on a full-time, on-site basis for over 120 consecutive days.

     (b) For Cause. The Company may, by notice to the Employee, terminate this Agreement, and all of its obligations hereunder to the Employee, accruing after the date of such termination if the termination is for Cause. For purposes of this Agreement, the term cause shall mean the following: (i) Employee's dishonesty or misappropriation of funds;

     (ii) Employee's willful misconduct in the performance of his duties,

     (iii) Employee's willful breach of a fiduciary duty to the Company,

     (iv) Employee's intentional and continued failure to perform stated duties if such failure is not cured (if it is a failure that can be cured in the

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

discretion of the Managing Agent) within twenty (20) days after written notice from the Managing Agent or his/her designee to the Employee; any notice given under this subsection shall specifically state the manner in which the Employee has not performed his stated duties and that failure to correct such breach will result in termination of employment under this Agreement; and/or;

     (v) Employee's willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or any final cease and desist order, or

     (vi) Employee's material breach of this Agreement.

     (c) Other than Cause or Death or Disability. Company may terminate Employee's employment at any time, for any reason, with or without cause, consistent with the terms herein.

     7. TERMINATION OF EMPLOYMENT BY THE EMPLOYEE.

     (a) Good Reason. Definition of Good Reason. The Employee shall have the right to terminate his employment for Good Reason. Good Reason means (unless the Employee and the Company shall execute a written agreement specifically stating that the occurrence of such event shall not constitute "Good Reason" under this Agreement) any one of the following:

     (i) A requirement by the Company or the Board that the Employee relocate or make his principal business location more than 50 miles from the current executive offices Zany Brainy, Inc.,

     (ii) A reduction in Base Salary,

     (iii) The Company's refusal to provide Employee with employment benefits as required by Section 4 (b) above.

     (iv) Change of Employee's title to anything other than "Co-Chief Executive Officer."

     (b) Other Than Good Reason. Employee may terminate his employment at any time, for any reason, with or without cause.

     8. OBLIGATIONS OF THE COMPANY ON TERMINATION.

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

     (a) Death or Disability. If Employee's employment is terminated by reason of Employee's death or disability, this Agreement shall terminate without further obligations to Employee or his legal representatives under this Agreement, other than for (i) payment in the sum of (aa) Employee's annual base salary through the date of termination to the extent not theretofore paid and
(bb) any sums accrued pursuant any Company deferred compensation plan and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (aa) and (bb) shall be hereafter referred to as the "Accrued Obligations"), which shall be paid to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the date of termination; and (ii) payment to Employee or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans.

     (b) Cause. If Employee's employment is terminated by the Company for cause, this Agreement shall terminate without further obligations to Employee other than for the timely payment of Accrued Obligations. If it is subsequently determined that the Company did not have cause for termination, then the Company's decision to terminate shall be deemed to have been made under Section 6(c) and the amounts payable under Section 8(c) shall be the only amounts Employee may receive for his termination.

     (c) Other Than Cause, Death, Disability, Good Reason, or Expiration. If the Company terminates Employee's employment for other than cause or death or disability, employee terminates this Agreement for Good Reason, or the expiration of this Agreement by its own terms on February 1, 2002, this Agreement shall terminate without further obligations to Employee other than (i) the timely payment of Accrued Obligations, (ii) upon his execution of a general release and waiver of claims against the Company ("Release"), and in consideration of Employee's obligations under Paragraphs 10 and 11 of this Agreement, the payment to Employee of a "stay bonus" in an amount equal to 2.99 times his annual Base Salary, less applicable withholdings and deductions, in two equal installments (the first installment, 30 days after termination and the second and final installment one year after termination), (iii) for a period (the "Severance Benefit Period") of twelve (12) months from the date of termination and continuation of all health insurance, life insurance and disability insurance fringe benefits for the shorter of the Severance Benefit Period or the date that substantially equivalent or better benefits are provided by a subsequent employer of the Employee (the "Insurance Benefit Period"). If such benefits cannot be continued for Employee's benefit under the benefit plan provisions because of the termination of Employee's employment with the Company, then, with respect to health and dental coverage, Company shall reimburse Employee for the cost to him of COBRA continuation coverage during the Insurance Benefit Period and, with respect to disability and life insurance, and to the extent COBRA coverage is not available, Employee shall be paid an amount sufficient to enable him to purchase equivalent benefits from the same or other insurers provided, however, that the maximum monthly amount that Company shall pay for such insurance coverage is three times the monthly premium charged to employer for coverage for Employee in the month immediately prior to his termination. Company shall provide Employee with the Release as soon after

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

termination hereunder as practicable so that the first stay bonus payment installment does not take place later than 30 days after termination.

     9. CONFIDENTIAL INFORMATION. The Employee acknowledges that he will have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to research activities, products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales and profit figures, customer lists, and relationships between the Company and its customers, suppliers and others who have had or will have business dealings with the Company ("Confidential Information"). Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that he will not, either during or after his employment with the Company, disclose any such Confidential Information to, or use of any such Confidential Information for the benefit of, any person or entity other than the Company and/or its affiliates for any reason whatsoever (except as may be required or appropriate for the proper discharge of his duties and responsibilities under this Agreement) without the prior written authorization of the Company's Managing Agent, except as may be required by law. In the event that the Employee is subject to a subpoena or other order of any governmental entity which might seek disclosure of Confidential Information, the Employee shall furnish a copy of such subpoena or order to the Company's General Counsel, 26610 Agoura Road, Suite 250, Calabasas, CA 91302, as soon as practicable but in no event no later than forty-eight (48) hours after his receipt of such subpoena or order. Confidential Information shall not include (i) information known to Employee before he became employed by the Company, (ii) information in the public domain or known generally in the industry through no fault of Employee, and (iii) information that is not treated by the Company as confidential or is disclosed by the Company to third parties without a duty of confidentiality imposed on such third parties.


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



     10. NON-COMPETITION.

     (a) During his employment by the Company and for a period ending one year after the last date on which Employee last performs services for the Company (whether or not such services are rendered pursuant to this Agreement), the Employee shall not, directly or indirectly, engage in (as principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise, with or without compensation) or hold a financial interest in any business that constitutes a competing business operating in the North American continent as defined below. The restrictive period referred to in this paragraph 10(a) in no event shall exceed the length of the Severance Benefit Period (defined above) if the Employee is terminated by the Company without cause or resigns for Good Reason.

     (b) As used in this Agreement, a "competing business" shall be (i) any business that, at the time of the termination, primarily engages in, or plans to engage primarily in, the sale of any combination of at least two of the following children's merchandise categories: (a) multimedia/educational merchandise, (b) video games and/or related hardware and software, (c) books,
(d) educationally-oriented or specialty market games and/or toys, (e) educationally-oriented or specialty market audio tapes and/or videotapes, (f)
educationally-oriented or specialty market computer software products and (g) educationally-oriented or specialty market arts and crafts supplies (the "Company's Merchandise Assortment"); (ii) Lakeshore Learning Materials, KoB Toys, Toys "R" Us, Inc., FAO Schwartz, SOK Operations, Inc. (d/b/a Store of Knowledge), Learningsmith, Inc., Learning Express, Inc., Babies "R" Us, or any subsidiaries, affiliates or Internet ventures of the aforementioned companies; or (iii) any retailing business that, at the time of the termination, dedicates more than 7,500 square feet of its retail selling space to any combination of at least two of the Company's Merchandise Assortment in any one store. The 7,500 square foot calculation in subparagraph (iii) of this Paragraph 10(b) shall exclude mass merchant products of a type not sold by the Company at the time of the determination. The phrase "primarily engages in" used in subparagraph (i) of this Paragraph 10(b) shall mean that sixty-six and two-thirds percent (66.67%) of the merchandise sold by the entity engaged, or to be engaged, in such business is substantially similar to and competitive with the children's merchandise sold by the Company.

     (c) Notwithstanding the restrictions contained in Paragraph 10, the Employee shall be permitted to own no more than five percent (5%) of the shares of any class of equity securities of a company whose securities are traded on a national securities exchange or The NASDAQ Stock Market.

     (d) Notwithstanding any other provision in this Agreement, the provisions set forth in Paragraphs 10(a-c) and 11 of this Agreement shall be binding on Employee, and shall inure to the benefit of the Company, of any purchaser of substantially all of the assets of the Company, of any successor of the Company, of any entity formed by the merger or consolidation of the Company with another entity, or of any entity that acquires the Company.

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

     11. NO SOLICITATION. The Employee agrees that during the term of this Agreement and for a period ending two years after the Employee last performs services for the Company (whether or not such services are rendered pursuant to this Agreement), he will not, either directly or indirectly, solicit the employment of any person who was employed by the Company on a full or part-time basis at the time the Employee last was employed by the Company unless such person (i) was involuntarily discharged by the Company or such affiliate; or
(ii) voluntarily terminated his or her relationship with the Company or such affiliate prior to the Employee's termination of employment.

     12. EQUITABLE RELIEF.

     (a) Employee acknowledges that the restrictions contained in Paragraphs 9, 10, and 11 of this Agreement, individually and collectively, are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any material violation of any provision of those Paragraphs will result in irreparable injury to the Company. The Employee further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect to this Agreement; and (ii) that he has, prior to execution of this Agreement, reviewed thoroughly this Agreement with his counsel.

     (b) The Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violation of Paragraphs 9, 10, and 11 above, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Paragraphs 9, 10, and 11 above should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

     (c) Subject to Paragraph 13 (d) of this Agreement, the parties irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Agreement, including, without limitation, any action commenced by the Company for preliminary and/or permanent injunctive relief and/or other equitable relief, may be brought in any court of competent jurisdiction in Pennsylvania; (ii) consent to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waive any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.


     13. GOVERNING LAW AND OTHER REQUIREMENTS.

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

     (a) This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws thereof.

     (b) This Agreement supersedes all prior agreements between the Company and Employee and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except upon written amendment executed by the Employee and by the duly appointed representative of the Managing Agent of the Company.

     . (c) The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement or any portion of this Agreement.

     (d) In the event of any controversy, dispute or claim arising out of or related to this Agreement or the Employee's employment by the Company, such disputes will be resolved by (1) the Bankruptcy Court if said dispute arises while the Zany Brainy, Inc. bankruptcy is pending and (2) binding arbitration, conducted in Philadelphia, Pennsylvania, in accordance with the National Rules of the American Arbitration Association governing employment disputes after the dismissal of the Zany Brainy, Inc. Bankruptcy case. Nothing in this paragraph shall be deemed to limit, compromise or affect the Company's right to seek and/or obtain injunctive and/or other equitable relief from a court of competent jurisdiction pursuant to Paragraphs 9 -12 above.

     (e) All payments under this Agreement shall be made subject to applicable federal, state, and local tax withholdings.

     (f) Employee acknowledges that from time to time the Company or its affiliates may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook, including the Company's Associate Handbook, as the same may exist from time to time, or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Employee or to impose any such obligations on the Employee in conflict with or in any manner inconsistent with the provisions of this Agreement.

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

     (g) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by the Employee, and the Company may not transfer or convey its rights hereunder to any third party other than an affiliate of the Company without the prior express written consent of the Employee except as provided herein.

     13. POWER AND AUTHORITY. The Company and Employee warrant and represent that they have the power and authority to enter into this Agreement. Employee warrants and represents that that he is not subject to any contractual or other restriction that prevents or purports to prevent Employee from performing his obligations under this Agreement.

     14. SEVERABILITY. If any provision of this Agreement or application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

     15. REMEDIES CUMULATIVE; NO WAIVER. No remedy conferred upon the Company or the Employee by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. Except as specifically provided in this Agreement, no delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

     16. INSURANCE AND INDEMNITY. The Company shall, to the extent permitted by law, indemnify the Employee in connection with his status as set forth herein. The Company shall also provide the Employee with coverage as a named insured under any directors and officers liability insurance policy maintained for the Company's directors and officers, and the Company shall continue to maintain directors and officers liability insurance for the benefit of Employee during the term of this Agreement and for at least three (3) years following the termination of Employee's employment with the Company, provided that such insurance is available commercially. This obligation to provide insurance and indemnify the Employee shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Employee occurring during the Employee's employment with the Company or with any affiliated company. Such obligations shall be binding upon the Company's successors and assigns and shall inure to the benefit of the Employee's heirs and personal representatives.

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

     17. MUTUAL NON-DISPARAGEMENT. During the term of this Agreement and thereafter, the Employee agrees: (A) not to participate or engage in any trade or commercial disparagement of the business or operations of the Company and/or any other related entity; and/or (B) not to disparage the professional and/or personal lives of any individual officer, director, or employee of the Company and/or its related entities. During the term of this Agreement and thereafter, the Company agrees: (A) not to participate or engage in any trade or commercial disparagement of the business or operations of the Employee; and/or (B) not to disparage the professional and/or personal life of the Employee

     18. MISCELLANEOUS. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original.


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     IN WITNESS WHEREOF,  the undersigned,  intending to be legally bound,  have executed this Conditional Employment Agreement as of the date(s) written below.

Attest                                          ZB COMPANY, INC.


/s/ Raymond P. Springer, Secretary              By:      /s/ Jermome A. Kollar

                                                Its:     Vice President

Date:    August 24, 2001                        Date:    August 21, 2001


                                                Thomas G. Vellios

                                                /s/ Thomas G. Vellios

                                                Date:    August 24, 2001